Table of Transactions

1400 shares at 87.48
500 shares at 87.49
200 shares at 87.5
200 shares at 87.54
2500 shares at 87.6
200 shares at 87.61
100 shares at 87.62
100 shares at 87.63
200 shares at 87.67
200 shares at 87.68
600 shares at 87.7
400 shares at 87.72
800 shares at 87.73
800 shares at 87.75
200 shares at 87.77
500 shares at 87.9

8,900 shares at an average sale price of $87.6335